Exhibit 10.1

THE WASHINGTON TRUST COMPANY
ANNUAL PERFORMANCE PLAN

The Annual Performance Plan has been established to achieve the objectives of the Bank while rewarding employees commensurate with individual performance and their combined contribution to the success of the Bank.

It is expected that the program will:

1. Effectively motivate employees to contribute to corporate profitability.
2. Attract and retain a highly qualified workforce.

Eligibility

Participants of the Plan are full-time, part-time, and peak-time employees. Summer and temporary employees are excluded from participation.

New employees hired prior to October 1 will participate in the Plan immediately upon the date of hire. No one will be allowed to enter the Plan for the current plan year after October 1.

Employees who participate in the other major incentive plans of the Bank, including the Outside Mortgage Originators Commission Program, Customer Sales and Service Incentive Plan, Trust Sales Incentive Plan, Merchant Sales Incentive Plan, Investment Management Incentive Plan, Phoenix Investment Management Incentive Plan, and the In-Store Sales Incentive Plan, are excluded from the Plan.

Target Incentive Payments

Each participant will have a target incentive payment which is based upon a percentage of regular earnings for the year. Target incentive levels are set based upon position.

The target incentive will be modified based upon actual corporate and individual performance using the following weightings:

Title/ Position	Corporate Performance	Individual Performance
CEO/COO	70%	30%
EVPs and SVPs	60%	40%
All Other Employees	50%	50%

Corporate Performance Component

Corporate performance will be assessed based on three financial measures - Net Income, Earnings Per Share (EPS), and Return On Equity (ROE). Each financial measure will receive equal weighting of one-third of the Corporate Performance Component.

Performance targets for each measure will be set in advance of each plan year by management and approved by the Board of Directors. The actual payout for each of the financial measures will be measured separately and determined based on actual performance as follows:

Performance Against Plan	Payout as a Percent of Target
< 80%	0%
80.0% to 82.4%	50.0%
82.5% to 87.4%	62.5%
87.5% to 92.4%	75.0%
92.5% to 97.4%	87.5%
97.5% to 102.4%	100.0%
102.5% to 107.4%	112.5%
107.5% to 112.4%	125.0%
112.5% to 117.4%	137.5%
117.5% +	150%

The Board of Directors will have the flexibility to change this leverage table at the beginning of each year as necessary to ensure appropriate awards are made, as well as to adjust the weightings annually to best reflect the needs of the Corporation.

Individual Performance Component

In order for payments under the Individual Performance Component to be made, the weighted average of the financial metrics must be at least 80%. Once that threshold level is achieved, actual payments will be based on the manager’s assessment of employee performance.

Individual performance will be determined based on job performance and achievement of personal objectives. Each year, managers will set performance expectations and objectives for each participant. At the end of the year, the manager will assess individual performance with consideration to both normal job duties as well as achievement of specific goals.

The manager will recommend a payment level between 0% to 100%, subject to the review of the appropriate Senior Manager, Human Resources, COO, and/or CEO. The decision of these parties will be considered final. Any amounts not paid to a participant as a result of that participant not fully meeting individual goals or performance expectations may be reallocated to any employee who demonstrated extraordinary performance, at the recommendation of the appropriate Senior Manager, Human Resources, COO, and/or CEO.

Administrative Details

•	The annual terms of the Plan including target payout levels and the relationship of target payout levels to target profitability measures are established by the Board of Directors.

•	The Board has delegated administrative responsibility for review of plan parameters and payment recommendations to the Compensation and Human Resources Committee. Plan payments, including the individual payment amounts made to Executive Officers and senior management, and the aggregate payment made to all other employees, will be determined by the Board of Directors upon the recommendation of the Compensation and Human Resources Committee.

•	Performance results will be based on operating earnings (excluding one-time charges) consistent with publicly released results. Evaluation of achievement of Annual Performance Plan overall performance results and payout level is the responsibility of the Board of Directors.

•	Participants must be active employees of The Washington Trust Company on the date that Annual Performance Plan payments are made in order to qualify for payment. Participants who terminate employment with the Bank (for reasons other than retirement) prior to the date of payment will not be eligible to receive any payment from the Plan.

•	Plan earnings are based upon twenty-six biweekly pay periods. In the event that there are twenty-seven biweekly pay periods during a calendar year, only the last twenty-six biweekly pay periods will be considered.

•	Employees who retire from eligible status during the year will be eligible for a pro-rated payment.

•	This is not a tax qualified plan which means that all payments are subject to ordinary taxation. Participants who hold the title of Chairman & CEO, President & COO, Executive Vice President, Senior Vice President, Managing Director or the equivalent may defer any or all of the Plan payment into The Washington Trust Company Nonqualified Deferred Compensation Plan.

•	An individual is expected to fully meet all major job requirements in order to qualify for incentive compensation. Once the incentive award (if any) has been determined, the actual award to be paid may be modified at the recommendation of the Senior Manager, Human Resources, President & COO, and Chairman & CEO to reflect individual performance. The decision of these individuals will be considered final.

•	An individual is expected to be forthright and honest with regard to all items submitted in calculating incentive payments. Any intent to deceive or defraud can result in disciplinary action up to and including termination.

•	Eligibility to participate in this program does not confer any right on the participant to continue in the employ of the Bank or limit, in any way, the right of the Bank to terminate at will.

•	A violation of Bank policy can result in loss of incentive compensation for both the employee and his/her manager, as well as loss of employment.

•	Regardless of the actual award levels determined by the plan parameters, executive management and the Board of Directors reserve the right to modify any award.

•	The Board of Directors reserves the right to suspend, modify or terminate the plan at any time.

Appendix A -Target Bonus Awards

Target bonus award levels for Executive Officers are as follows:

Position	Total Target*
CEO	45%[1]
COO	40%[2]
Executive Vice President	30%
Senior Vice Presidents	25%
                      * as a percentage of regular earnings

[1]	CEO target bonus opportunity of 45% was effective January 1, 2004. Previous to this date, the CEO target bonus opportunity was 40%.

[2]	COO target bonus opportunity of 40% was effective January 1, 2005. Previous to this date, the COO target bonus opportunity was 35%.